Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1.

The name of the corporation is ATLANTIC SOUTHERN FINANCIAL GROUP, INC. (the “Company”).

2.

Pursuant to the provisions of O.C.G.A. § 14-2-1002(7), Article 2(a) of the Articles of Incorporation of the Company is hereby amended to eliminate par value with respect to the Company’s common stock.  Consistent with the provisions of O.C.G.A. § 14-2-601(g), solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Company, all authorized shares of the Company’s common stock shall henceforth be deemed to have a nominal par value of $0.01 per share; if any federal or other statute or regulation applicable to the Company requires that the shares of common stock of the Company have a par value, such shares of common stock shall henceforth be deemed to have such par value determined by the Board of Directors of the Company solely for the for the purpose of satisfaction of the requirements of the applicable statue or regulation.

3.

The amendment set forth in Article 2 hereof was duly adopted by the Board of Directors of the Company by resolution on May 21, 2009, pursuant to authority conferred upon the Board of Directors by the O.C.G.A. § 14-2-1002(7).  Approval of the shareholders of the Company was not required.  This amendment will be effective upon filing with the office of the Georgia Secretary of State.

4.

All other provisions of the Articles of Incorporation of the Company shall remain in full force and effect.

[Signature follows on next page]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed by its duly authorized officer as of the 26th day of May, 2009.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

By:	/s/ Mark A. Stevens

Name:	Mark A. Stevens

Title:	President and Chief Executive Officer